Exhibit 99.2

FOR FURTHER INFORMATION:
Michael J. Murphy
Vice President — Finance
847-239-8879

FOR IMMEDIATE RELEASE
AUGUST 12, 2016

PAULA H.J. CHOLMONDELEY JOINS BOARD OF DIRECTORS
OF KAPSTONE PAPER AND PACKAGING CORPORATION

NORTHBROOK, Illinois — August 12, 2016 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone”) today announced that the Board of Directors elected Paula H.J. Cholmondeley as a director of the company, effective August 11, 2016.  Ms. Cholmondeley joins the Board of Directors as a Class B director with a term expiring at the annual meeting of stockholders in 2017.  KapStone increased the number of its directors from eleven to twelve.

Ms. Cholmondeley, age 69, is the founder and chief executive officer of The Sorrel Group, LLC, a corporate governance consulting company.  She currently serves as an independent trustee of Nationwide Mutual Funds and as a member of the board of directors of Terex Corporation and Bank of the Ozarks, Inc.  Previously, she also was the vice president and general manager of Specialty Products at Sappi Fine Paper North America, a producer of coated wood-free paper and related products, and served seven years in various financial roles at International Paper Company.  Additionally, she is a part-time faculty member of the National Association of Corporate Directors.  Ms. Cholmondeley graduated from Howard University with a B.A. in Accounting and earned an M.S. in Accounting from The Wharton School at the University of Pennsylvania.

About KapStone

Headquartered in Northbrook, Illinois, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States.  KapStone has 4 paper mills, 22 corrugated converting facilities, 65 distribution centers, and approximately 6,300 employees.